Exhibit 99.1

Unaudited pro forma condensed combined financial information

The unaudited pro forma condensed combined statement of income for Universal Health Services, Inc. (“UHS”) and Psychiatric Solutions, Inc. (“PSI”) for the twelve months ended December 31, 2009 and the nine-month period ended September 30, 2010, give effect to UHS’s acquisition of PSI and related financing transactions (collectively, the “Transactions”), as if they had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010 gives effect to the Transactions as if they had occurred on September 30, 2010.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies and impact of potential synergies, the impact of divestiture of UHS or PSI facilities as required by the Federal Trade Commission, the impact of the incremental costs incurred in integrating the PSI facilities, and the actual interest rates applicable to the funds borrowed to finance the acquisition of PSI. In addition, no adjustments have been made for non-recurring items related to the Transactions in the pro forma statements of income. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of UHS and PSI and do not purport to project the future financial condition and results of operations after giving effect to the Transactions.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities of PSI based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of UHS and PSI and has been prepared to illustrate the effects of the acquisition including related financing of PSI by UHS. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of UHS and PSI.

Unaudited pro forma condensed combined balance sheet

September 30, 2010

(amounts in thousands)

	UHS	PSI	Pro forma adjustments			Pro forma combined
Current assets:
Cash and cash equivalents	$9,629	$43,422	$(43,422)	(A	)	$9,629
Restricted cash	256,972		(256,972)	(A	)	0
Accounts receivable, net	609,083	258,822				867,905
Supplies	84,708		6,082	(B	)	90,790
Other current assets	52,091	94,155	(31,348)	(B	)	114,898
Deferred income taxes	66,420		27,865	(C	)	94,285

Total current assets	1,078,903	396,399	(297,795)			1,177,507

Property and equipment, net	2,317,480	977,250	22,892	(D	)	3,317,622

Other assets:
Goodwill	732,340	1,153,111	781,663	(E	)	2,667,114
Deferred charges	13,841		82,800	(F	)	96,641
Other	125,150	57,009	24,106	(G	)	206,265

	$4,267,714	$2,583,769	$613,666			$7,465,149

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$401,673	$4,436	$(400,000)	(J	)	$6,109
Accounts payable and accrued liabilities	611,753	225,510	(27,115)	(H	)	810,148
Federal and state taxes			(12,173)	(I	)	(12,173)

Total current liabilities	1,013,426	229,946	(439,288)			804,084

Other noncurrent liabilities	353,386	31,097				384,483
Long-term debt	614,923	1,075,182	2,270,786	(J	)	3,960,891
Deferred income taxes	94,913	81,786	(13,501)	(C	)	163,198

Redeemable noncontrolling interests	202,929	4,583				207,512

UHS/PSI common stockholders’ equity	1,943,572	1,161,175	(1,204,331)	(K	)	1,900,416
Noncontrolling interests	44,565					44,565

Total equity	1,988,137	1,161,175	(1,204,331)			1,944,981

	$4,267,714	$2,583,769	$613,666			$7,465,149

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statements of income

for the year ended December 31, 2009

(amounts in thousands, except per share amounts)

	UHS	PSI	Pro forma adjustments			Pro forma combined
Net revenues	$5,202,379	$1,805,361				$7,007,740

Operating charges:
Salaries, wages and benefits	2,204,422	1,005,204				3,209,626
Other operating expenses	994,923	339,653				1,334,576
Supplies expense	699,249	92,572				791,821
Provision for doubtful accounts	508,603	36,414				545,017
Depreciation and amortization	204,703	44,778	7,499	(L	)	256,980
Lease and rental expense	69,947	20,131				90,078

	4,681,847	1,538,752	7,499			6,228,098

Income from operations	520,532	266,609	(7,499)			779,642
Interest expense, net	45,810	71,549	137,121	(M	)	254,480

Income before income taxes	474,722	195,060	(144,620)			525,162
Provision for income taxes	170,475	74,889	(54,753)	(O	)	190,611

Net income	304,247	120,171	(89,867)			334,551

Less: Income attributable to noncontrolling interests	43,874	93				43,967

Net income attributable to UHS	$260,373	$120,078	$(89,867)			$290,584

Basic earnings per share attributable to UHS	$2.65					$2.96

Diluted earnings per share attributable to UHS	$2.64					$2.95

Weighted average number of common shares—basic	97,794					97,794
Add: Other share equivalents	481					481

Weighted average number of common shares and equivalents—diluted	98,275					98,275

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statements of income

for the nine months ended September 30, 2010

(amounts in thousands, except per share amounts)

	UHS	PSI	Pro forma adjustments			Pro forma combined
Net revenues	$4,008,732	$1,487,194				$5,495,926

Operating charges:
Salaries, wages and benefits	1,715,220	779,486				2,494,706
Other operating expenses	754,530	299,994	(30,915)	(N	)	1,023,609
Supplies expense	543,766	72,332				616,098
Provision for doubtful accounts	402,621	30,552				433,173
Depreciation and amortization	163,066	38,237	5,625	(L	)	206,928
Lease and rental expense	54,548	14,571				69,119

	3,633,751	1,235,172	(25,290)			4,843,633

Income from operations	374,981	252,022	25,290			652,293
Interest expense, net	36,132	49,714	102,308	(M	)	188,154

Income before income taxes	338,849	202,308	(77,018)			464,139
Provision for income taxes	113,870	77,572	(29,159)	(O	)	162,283

Net income	224,979	124,736	(47,859)			301,856

Less: Income attributable to noncontrolling interests	31,978	297				32,275

Net income attributable to UHS	$193,001	$124,439	$(47,859)			$269,581

Basic earnings per share attributable to UHS	$1.99					$2.78

Diluted earnings per share attributable to UHS	$1.96					$2.75

Weighted average number of common shares—basic	96,673					96,673
Add: Other share equivalents	1,140					1,140

Weighted average number of common shares and equivalents—diluted	97,813					97,813

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed combined financial statements

Note 1—Basis of presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements and the financial statements of PSI for the year ended December 31, 2009 and the nine-month period ended September 30, 2010.

The unaudited pro forma condensed combined statement of income for UHS and PSI for the year ended December 31, 2009 and the nine-month period ended September 30, 2010 give effect to UHS’s acquisition of PSI including related financing (collectively the “Transactions”), as if they had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010 gives effect to the Transactions as if they had occurred on September 30, 2010.

We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, which is based upon Accounting Standards Codification (“ASC”) 805, Business Combinations, the Financial Accounting Standard Board’s (“FASB”) standard related to business combinations. The business combination standard incorporates the FASB standard related to fair value measurement concepts. We have adopted both FASB standards related to business combinations and fair value measurements as required.

The FASB standard issued related to business combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the standard establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. The transaction fees and expenses have been excluded from the unaudited pro forma condensed combined statements of income as they are non-recurring and are reflected as borrowings under the revolving credit facility and as an adjustment to retained earnings on the unaudited pro forma condensed combined balance sheet.

ASC 820, Fair Value Measurements and Disclosures, the FASB’s standards related to fair value measurements, define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, expand related disclosure requirements and specify a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the standard as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from PSI based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed combined financial statements are preliminary, are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Transactions occurred on the dates assumed, nor are they indicative of our future consolidated results of operations or financial position. The actual results reported in periods following the Transactions may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, timing and impact of potential synergies, the impact of divestiture of UHS and/or PSI facilities as required by the Federal Trade Commission, the impact of the incremental costs incurred in integrating the PSI facilities, and the actual interest rates applicable to the funds borrowed to finance the acquisition of PSI. In addition, no adjustments have been made to the condensed combined statements of income for non-recurring items related to the Transactions. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of UHS and PSI and do not purport to project the future financial condition and results of operations after giving effect to the Transactions.

Note 2—Preliminary purchase price

We have entered into a merger agreement to acquire PSI. The purchase price for the acquisition is estimated as follows, subject to adjustments to PSI’s actual debt outstanding:

Estimated purchase price (in thousands):

Cash paid to PSI stockholders	$1,982,936
Assumption of PSI outstanding debt (a)	1,102,618

Subtotal—estimated purchase price	3,085,554
Financing and transaction costs (b)	197,119

Total purchase price, financing and transaction costs	$3,282,673

(a)	Amount represents PSI’s aggregate debt outstanding as of September 30, 2010, plus $23.0 million required to extinguish PSI’s senior notes upon acquisition.
(b)	Consists of financing costs, original issue discounts, investment banking fees, legal, accounting, rating agency and other fees.

In connection with the acquisition of PSI, in addition to the funds generated from the senior unsecured financing, we have obtained a debt financing commitment of $3.45 billion under a senior credit facility, consisting of an $800.0 million, 5-year revolving credit agreement, a $1.05 billion, 5-year term loan A facility and a $1.6 billion, 6-year term loan B facility.

Note 3—Preliminary purchase price allocation

We will allocate the purchase price paid by us to the fair value of the PSI business assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of PSI as of September 30, 2010.

In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analyses, with the assistance of valuation advisors. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the analyses are complete may differ materially from the pro forma amounts presented as follows (in thousands):

Cash	$43,422
Net working capital	130,066
Other assets	21,115
Property and equipment	1,000,142

Total tangible assets acquired	1,194,745
Identifiable intangible assets acquired	60,000
Other liabilities assumed	(103,965)

Total assets acquired in excess of liabilities assumed	1,150,780

Goodwill	1,934,774

Total purchase price before financing and transaction costs	$3,085,554

We have determined that goodwill arising from UHS’s acquisition of PSI will not be deductible for tax purposes.

Note 4—Unaudited pro forma adjustments

Unaudited pro forma condensed combined balance sheet

(A) Sources and uses of funds:

Adjustments reflect the use of $43.4 million of PSI’s cash on hand as of September 30, 2010 and the use of $257.0 million of UHS’s restricted cash as of September 30, 2010 to fund a portion of the purchase price and financing and transaction costs.

In late September, 2010, we issued $250.0 million of 7% senior notes that are scheduled to mature on October 1, 2018. The funds generated from this debt issuance were held in escrow until the completion of the acquisition of PSI. The funds included in the escrow account, which include the proceeds from the issuance plus certain other related amounts, are reflected as restricted cash on our condensed consolidated balance sheet as of September 30, 2010. The $250.0 million of debt is included in current maturities of long-term debt on UHS’s condensed consolidated balance sheet as of September 30, 2010 and is reclassified to long-term debt as a pro forma adjustment.

Sources and uses of funds to finance the PSI acquisition are as follows (in thousands):

Sources of funds:
PSI cash on hand	$43,422
UHS restricted cash	256,972
Proceeds from new revolving credit facility (1)	234,597
Proceeds from Term loan A, net of original issue discount	1,042,125
Proceeds from Term loan B, net of original issue discount	1,576,000
Proceeds from new accounts receivable securitization program	240,000
Rolled PSI debt (2)	39,557

Total sources of funds for purchase price, financing and transaction costs and refinancing of certain components of UHS’s and PSI’s existing debt (1)(3)	$3,432,673

Uses of funds:
Payment to PSI stockholders	$1,982,936
Portion of PSI’s debt outstanding refinanced upon acquisition (4)	1,063,061
Refinancing of borrowings outstanding as of September 30, 2010 pursuant to UHS’s revolving credit facility (1)	150,000
Rolled PSI debt (2)	39,557
Financing, transaction, and change of control costs (5)	197,119

Total uses of funds	$3,432,673

(1)	Includes $150.0 million required to refinance borrowings outstanding as of September 30, 2010 pursuant to UHS’s revolving credit facility.
(2)	Consists of PSI’s existing mortgage loans with respect to five of its hospitals, amounting to $32.6 million in the aggregate, and $7.0 million of PSI’s other debt, consisting primarily of capital leases which remain outstanding after the Transactions.
(3)	In accordance with the FASB issue standards related to business combinations, the costs related to the acquisition were expensed as they are incurred. These include $77.4 million consisting of: (i) $54.0 million related primarily to legal, investment banking, accounting and filing and other fees incurred by both UHS and PSI and (ii) $23.4 million of change of control payments to PSI officers. In addition, we expect to incur $142.7 million, which will be recorded as assets or reductions to debt on the balance sheet, consisting of the following: (i) $87.8 million of anticipated financing costs related to the new debt facilities indicated above, which were utilized to finance the acquisition of PSI; (ii) $31.9 million of original issue discounts in connection with the 5-year Term loan A and 6-year Term loan B; and (iii) $23.0 million premium required to extinguish PSI’s senior notes upon acquisition. The financing costs and original issue discounts will be amortized over the term of the various debt agreements (ranging from 5 to 8 years).
(4)	Amount represents PSI’s aggregate debt outstanding as of September 30, 2010 ($1.080 billion), less the portion of PSI’s outstanding debt that we did not intend to refinance upon acquisition ($39.6 million), plus the premium required to extinguish PSI’s senior notes upon acquisition ($23.0 million).
(5)	Consists of costs mentioned in (3) above excluding the $23.0 million required to extinguish PSI’s senior notes, which is included in (4) above.

(B) Supplies and other current assets:

Reclassifications required to conform PSI’s balance sheet items to UHS’s balance sheet presentation, consisting of: (i) $6.1 million reclassified to supplies from other current assets; and (ii) $27.9 million reclassified to deferred income taxes.

(C) Deferred income tax asset and liability:

Adjustments to record deferred income tax assets and liabilities pursuant to the purchase price allocation.

(D) Property and equipment, net:

Adjustments to record the net property and equipment at fair value estimates, calculated as follows (amounts in thousands):

Fair value estimate of property and equipment (Note 3)	$1,000,142
Property and equipment on PSI’s balance sheet as of September 30, 2010	(977,250)

Adjustment to property and equipment, net	$22,892

(E) Goodwill:

Adjustment to record goodwill pursuant to purchase price allocation, calculated as follows (amounts in thousands):

Purchase price allocation to goodwill (Note 3)	$1,934,774
Goodwill on PSI’s balance sheet as of September 30, 2010	(1,153,111)

Adjustment to goodwill	$781,663

(F) Deferred charges:

Consists of financing costs related to the senior credit facility and the senior unsecured financing utilized to finance the acquisition of PSI.

(G) Other assets:

Adjustment consists of (amounts in thousands):

Purchase price allocation to intangible assets (Note 3)	$60,000
Purchase price allocation to other assets (Note 3)	21,115
Other assets (including intangible assets) on PSI’s balance sheet as of September 30, 2010 (1)	(57,009)

Adjustment to other assets	$24,106

(1)	Consists primarily of PSI’s intangible assets and deferred financing costs.

(H) Accounts payable and accrued liabilities:

Reclassification (to long-term debt) of accrued transaction expenses recorded by UHS and PSI as of September 30, 2010, consisting of investment banking fees, legal and other fees.

(I) Current federal and state income taxes:

Adjustment to record the income tax benefit of accrued transaction expenses incurred by UHS and PSI and the write-off of PSI’s unamortized financing costs.

(J) Current maturities of long-term debt and long-term debt:

Adjustment to record incremental long-term debt resulting from the acquisition of PSI, including financing and transaction costs, as follows (amounts in thousands):

Estimated total purchase price, financing and transaction costs (Note 2)	$3,282,673
Less: assumption of PSI’s outstanding debt (1)	(1,079,618)
Less: PSI’s cash on hand as of September 30, 2010	(43,422)
Less: UHS’s restricted cash as of September 30, 2010	(256,972)

Incremental debt before original issue discounts	1,902,661
Less: original issue discounts	(31,875)

Adjustment to long-term debt before reclassifications	$1,870,786
Reclassification of UHS’s revolving credit facility debt and 7% senior notes outstanding as of September 30, 2010 to long-term debt from current maturities (2)	400,000

Total adjustment to long-term debt	$2,270,786

(1)	Consists of the following recorded on PSI’s balance sheet as of September 30, 2010:

Current maturities of long-term debt	$4,436
Long-term debt	1,075,182

Total PSI debt as of September 30, 2010	$1,079,618

(2)	UHS’s revolving credit facility, which was scheduled to mature in July, 2011, was refinanced upon the acquisition of PSI and the 7% senior notes, which are scheduled to mature in October, 2018, were held in escrow until completion of the acquisition.

PSI’s debt outstanding as of September 30, 2010 was extinguished in connection with the Transactions, as indicated under Note 4(A) above, other than mortgage loans on facilities in the amount of $32.6 million and other debt in the amount of $7.0 million, which consists primarily of capital leases.

(K) UHS/PSI common stockholders’ equity:

Adjustment calculated as follows (amounts in thousands):

Elimination of PSI’s common stockholder’s equity as of September 30, 2010	$(1,161,175)
Recording of pre-tax transaction and change of control expenses (1)	(55,329)
Income tax benefit on transaction and change of control expenses	12,173

Adjustment to UHS/PSI common stockholders’ equity	$(1,204,331)

(1)	Consists of the following:

Total anticipated transaction and change of control expenses	$77,444
Amount previously expensed by UHS as of September 30, 2010	(22,115)

Additional pre-tax transaction and change of control expenses	$55,329

Unaudited pro forma condensed combined statements of income for the year ended December 31, 2009 and nine-month periods ended September 30, 2010

(L) Depreciation and amortization:

The adjustment consists of (amounts in thousands):

	Year ended December 31, 2009	Nine-month period ended September 30, 2010
Incremental depreciation expense on fair value step-up of property (1)	$916	$687
Incremental amortization expense on identifiable intangible assets acquired (2)	6,583	4,938

Total incremental depreciation and amortization expense	$7,499	$5,625

(1)	The increase in depreciation expense is the result of adjusting the acquired real property to estimated fair values ($22.9 million incremental increase) and estimated remaining useful lives (25 years) based upon preliminary fair value estimates.
(2)	The increase in amortization expense is the result of adjusting the identifiable intangible assets ($39.5 million incremental increase) and the estimated useful lives (6 years) based upon preliminary fair value estimates.

The purchase price allocations for the real property and identifiable assets and are preliminary and were made only for the purpose of presenting the pro forma combined financial information. In accordance with the FASB issue standards related to business combinations, we will finalize the analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition of PSI for the purpose of allocating the purchase price. It is possible that the final valuation of real property and intangible assets could differ materially from our estimates.

(M) Interest expense:

In connection with the acquisition of PSI, in addition to the funds generated from this senior unsecured financing, we have obtained debt financing commitments of $3.45 billion under a senior credit facility, consisting of: (i) an $800.0 million, 5-year revolving credit agreement; (ii) a $1.05 billion, 5-year Term loan A facility; and (iii) a $1.6 billion, 6-year Term loan B facility. In addition, we have obtained an additional $490.0 million of debt financing consisting of: (i) a $240.0 million accounts receivable securitization program; and (ii) $250.0 million gross proceeds from the senior unsecured financing in September, 2010. On a combined basis, we have obtained $3.94 billion of new financing capacity, which was utilized to: (i) finance the acquisition of PSI and related transaction and change of control costs; (ii) refinance the vast majority of PSI’s existing outstanding debt; and (iii) refinance UHS’s existing $800.0 million revolving credit facility and $200.0 million accounts receivable securitization facility.

The interest expense adjustments included in the unaudited pro forma condensed combined statements of income reflect the additional interest expense on the above-mentioned debt using estimated weighted average interest rates of 5.8% during the year ended December 31, 2009, and 5.8% during the nine-month period ended September 30, 2010, including the amortization of the related deferred financing fees (amounting to $24.4 million for the year ended December 31, 2009 and $18.3 million for the nine-month periods ended September 30, 2010). In connection with the above-mentioned financing, we incurred an aggregate of $119.7 million in deferred financing fees and original issue discounts with an average amortization period of 4.9 years. For purposes of estimating the weighted average interest rates, we have made certain assumptions about the aggregate principal amount allocated to each component of debt. The actual weighted average interest rate will likely differ from the estimated interest rate due to changes in market conditions and the relative principal amounts. We expect that certain components of the debt financing will be obtained at fixed interest rates as established at the various pricing or closing dates, which are expected to occur during the fourth quarters of 2010. The pro forma financial statements include fixed interest rate assumptions for those debt components based upon the appropriate current market rates. For each 1/8% deviation between our assumed weighted average interest rate and the actual weighted average interest rate, interest expense would increase or decrease, as applicable, by $4.6 million for the year ended December 31, 2009 and $3.3 million for the nine-month period ended September 30, 2010.

(N) Other operating expenses:

Adjustment to neutralize the impact of the pre-tax transaction costs included in UHS’s ($22.1 million) and PSI’s ($8.8 million) statements of income for the nine months ended September 30, 2010.

(O) Provision for income taxes:

Adjustments reflect the income tax effect of the pro forma impact on income before income taxes based on applicable federal and state statutory rates, amounting to 37.9% during each of the periods presented.